BANK, COUNTRY AND FOREIGN SECURITIES SYSTEM

		BANK	COUNTRY	CITY

	Royal Bank of Canada	Canada	Toronto
    	  (additional Subcust.)

	Barclays Bank	Greece	Athens

	Chase Manhattan Bank	Malaysia	Kuala Lampur


Hudson River Trust							Exhibit 77E
811-4185

The Trust has been named as a nominal defendant in an essentially derivative excessive fee claim against The Equitable Life Assurance Society of the United States and Alliance Capital Management L.P. On October 27, 1998, tbe United States District Court for the Southern District of New York granted defendants' motion to dismiss the complaint with prejudice. The plaintiff has filed an appeal.